UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 25, 2006
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

P.O. Box 989
Bluefield, Virginia		24605-0989

(Address of principal executive offices)		(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURE

Item 7.01 Regulation FD Disclosure
On October 25, 2006, First Community Bancshares, Inc. (the “Company”) held a conference call to discuss its financial results for the quarter ended September 30, 2006. The conference call was previously announced in the earnings release dated October 24, 2006. The following are the prepared remarks.
John M. Mendez, Chief Executive Officer –
Good morning and welcome to our third quarter conference call. We appreciate your interest in First Community Bancshares and First Community and its financial and strategic progress. Following some opening remarks and a brief overview of the company and the third quarter we will be joined by David Brown, our Chief Financial Officer who will provide additional analysis of the financial results for the recently completed quarter. Following David’s remarks we will be happy to take questions from registered callers.
Our Third Quarter results are marked by continuation of our improved efficiency, primarily in reduction in salary and benefit costs. We also saw continued favorable results in asset quality and the provision for loan losses. On the strength of these areas of operations we were able to report a record level of earnings when compared with historical Third Quarter results. We are very pleased with these results although we did continue to see some margin compression, generally in line with the industry. Deposit and asset growth continue at a modest pace for the year but we were able to achieve a milestone in reaching the $2 billion level for total assets. This level was reached despite the sale of two branches with total assets of over $60 million since the fourth quarter of 2005. We do have one additional branch sale which is slated for December. That is the sale of a $10 million branch in Rowlesburg, West Virginia.
With all financial institutions facing margin pressures, we, like others are going through a rationalization of all operating costs and continually looking for efficiency opportunities. We have been fortunate to be in a position to consolidate a number of operating activities and achieve savings in personnel and other operating costs which have expanded over time as we have brought new branches and acquisitions on board. We are now beginning to see some of the fruits of those consolidation efforts. We have also implemented a new hiring process which has challenged both our corporate group and our branch network to better justify new hire requests. This process has resulted in a significant decrease in FTE’s and reduction in salaries and benefits cost. The new hiring process will be supported in coming months with the rollout of a new branch staffing model which we hope will help maintain efficient staffing levels and keep FTE’s at an optimum level.
Turning to our net interest margin, we are reporting a quarterly margin of 4.20% which is down from 4.33% in the quarter a year ago. We believe this drop in margin is in line with the industry and is largely associated with the magnitude of re-pricing in the certificate of deposit portfolio. Our C.D. cost escalated from 3.02% in the third quarter of 2005 to 4.02% in the current quarter. The relatively smaller Savings and Repurchase portfolios also climbed significantly, increasing 74% and 51%, respectively. While these increases are very significant, we also realized a 48 basis point increase in our loan portfolio and a 70 basis point increase in our available for sale securities portfolio. The net result was a 13 basis point reduction in net interest margin between the comparable third quarter periods. It should be noted however, that about 7 basis points of that reduction is simply the result of the purchase of $25 million in BOLI purchases, the income on which is now reported in other revenues, outside of the margin calculation.

In the third quarter of 2006 and for the first nine months of the year we are seeing continued contribution from our North Carolina offices in Winston-Salem and our Loan Production Offices in Charlotte North Carolina. This follows a two a half year period of development stage operations. So we now count those offices as contributors.
For the third quarter of 2006, the new Winston-Salem and Charlotte offices, which we refer to as the Piedmont Region contributed pre-tax earnings of $225 thousand. This compares with a loss of $139 thousand for the corresponding period in 2005. Year-to-date these offices contributed pre-tax earnings of $634 thousand versus a $213 thousand loss for the year-to-date period in 2005. So, for the year-to-date periods we have seen a turn around of $847 thousand on a pre-tax basis.
We continue our expansion efforts in the Winston-Salem and Richmond markets. At this time we are in various stages of construction on three new branches in these two markets. The Winston additions are now in the construction stage and the Richmond (Mechanicsville) branch has just gone through permitting and we are preparing to bid that construction contract. We are now expecting branch openings in these new offices in the late first quarter and the second quarter of 2007. The Winston offices are located at Oliver’s Crossing on Route 150 South, just below Winston-Salem and at 1455 River Ridge Drive in Clemmons, North Carolina just west of Winston. The Richmond area branch is planned for the Mechanicsville area in Hanover County.
Branch expansions are also under way in Daniels and Summersville, West Virginia. We have broken ground on the Daniels site and we are preparing to let contracts on both of these West Virginia branches.
For a variety of reasons we are behind schedule on construction of all of the new branches and while we are very anxious to open these offices, this will benefit our level of operating costs in the remainder of 2006 and the first quarter of 2007 as we necessarily defer the associated branch operating costs.
On December 2, 2006, we should complete the sale of our Rowlesburg banking center in Rowlesburg, West Virginia. As mentioned earlier this is the third and final in a series of three planned branch sales for banking centers which did not add strategic value to the company’s network due to their remote locations and weaker demographics. The present expectation is for a small gain of about $300 thousand on the sale of that branch late in the fourth quarter of this year.
In the lending area we are seeing some slowing in submissions and fundings. In the third quarter we saw a second consecutive quarter of shrinkage in Commercial loans which were down $15.9 million for the quarter. This leaves us about $10 million below our year-end 2005 level. We also saw a $2.7 million erosion within the consumer installment portfolio which is down $12.1 million for the year. The Home Equity portion of the portfolio maintained its totals between the second and third quarter and is the only segment of the portfolio showing growth for the year, adding $3.4 million or about 7% to this portfolio total since the prior year-end.
Large payoffs in the early part of the year account for all of the decrease in the commercial portfolio which is down 1.4% as well as the decrease in other construction loans as they migrate to completion and into the commercial real estate category. The large payoffs were for varied reasons and included a large payoff late in the first quarter on one of our largest loans, approximately $16 million. This loan was on our watch list and was one that we had encouraged to find new financing.
Residential real estate portfolio loans have held steady throughout the year despite higher interest rates for mortgage loan. Likewise, our secondary market loan originations are running at a pace very near the 2005 levels. Total secondary loan originations were $21.8 million in the first nine months of 2006 versus

$23.6 million in the same period last year. Fee revenues on secondary operations year-to-date in 2006 are $386 thousand versus $456 thousand in 2005, down $70 thousand between the two periods.
Asset quality remains excellent with delinquencies at a very low level, 38 basis points at September 30, 2006, down from 45 basis points at June 30, 2006, and down from 54 basis points at year-end 2005. This is near a record low for this important indicator. Non-performing loans also remained low at 28 basis points for non-accrual loans. Our coverage of non-performing loans remains very strong as well at 409%. We believe that our credit processes support strong asset quality and this has obviously had a very positive impact on our operations and our ability to reduce loan loss provisions over the last year. The loan loss provision for the third quarter was $579 thousand down from $811 thousand in the second quarter and down from $1.06 million in the comparable quarter in 2005. These decreases are consistent with the decline in net charge-offs to $343 thousand for the current quarter, down from $898 thousand in the linked quarter and $2.6 million in the third quarter of 2005.
Overall our operating strategy remains unchanged. We continue to work on build out of our branch networks in Virginia and North Carolina through new branch activities. We also believe that acquisitions will ultimately be required to achieve an appropriate level of market presence and we continue to search for partners that provide an appropriate fit in those regions and we are patiently waiting for strategic and accretive in-market acquisition opportunities in Virginia and North Carolina.
Our financial results, we believe, provide evidence of the viability of our plan and our financial goals. Continued consolidation and rationalization of costs should support earnings for the remainder of the year and into 2007. We will be reliant on growth in resources and some improvement in the yield curve to maintain interest margins.
David D. Brown, Chief Financial Officer –
Thank you, John. We did have another great quarter. Third quarter net income was $7.2 million, or 64 cents per diluted share. Compared to the third quarter of 2005, that’s roughly a 4% increase.
Year-to-date earnings were $21.3 million, or $1.89 per diluted share, an increase of 12% over the prior year.
Return figures continue to be strong. Both quarterly and year-to-date returns on average assets are 1.45%. Return on average equity for the quarter was 14.05% and 14.29 year-to-date.
More importantly, we continue to see strong increases in our core banking business. Core earnings for the quarter were $7.3 million, or 65 cents per diluted share. That’s an 11.5% increase over third quarter of 2005 core earnings of $6.6 million. Year-to-date core results also compare very favorably to 2005. Core earnings year-to-date are $20.7 million compared $18.8 million last year, a 10% increase. We are very pleased with the core increases over last year considering that we have not experienced a full year’s effect of our cost reduction efforts, as we began to see the fruits of those efforts late in the second quarter.
We continue to show strong increases in interest income; however increases in interest expense continue to outpace increases in interest income almost 3 to 1. Despite those increases in interest costs, we have been able to keep margin for the quarter at 4.20%. As John mentioned earlier, net interest income is partially decreased compared to prior periods as a result of the life insurance investment. If tax-equivalent BOLI earnings were included in net interest income, margin for the quarter would have been approximately 4.27%, compared to 4.33% in the third quarter of 2005.

As we have been discussing, we are seeing the results of our cost reduction efforts. Salaries and benefits are down over a million dollars compared to the third quarter of 2005, and down over $600 thousand compared to just last quarter. We have reduced the number of full-time equivalent employees to 613 from 716 at the end of last year. A large portion of that reduction has come as a result of successfully consolidating loan and deposit operations, but easily 40% of the reduction has been the result of more efficiently staffing our branches. Our expense reduction efforts are not limited to salaries and benefits, and we brought our efficiency ratio under 50% for the first time in recent history.
As John mentioned earlier, our credit quality remains strong. We finished the quarter with a 4 times coverage ratio, loan loss reserve at 115 basis points of loans, and total delinquency is just 67 basis points of loans.
Yesterday, the board of directors declared a fourth quarter dividend to shareholders of 26 cents, bringing the full year cash dividend to $1.04 and a yield of approximately 3.0%.
During a question and answer session, the Company disclosed the following additional information:
•	Management noted that it has not seen any service failures resulting from the cost-reduction measures and feels there may yet be room for more improvement.

•	Acquisition and development deals in the loan pipeline are slowing at the same time as hospitality opportunities are increasing.

•	Management noted there was some loss of loan officers in one of the regions, but replacement activities were well under way.

•	Management noted that it was expecting to use some capital for expansion efforts in the near-term, but the share repurchase program remains in place.

•	Management noted that it is not engaging in irrational deposit pricing tactics and is keeping deposit costs reasonable.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: October 26, 2006	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer